EXHIBIT 8.1


                      [SILVER, FREEDMAN & TAFF LETTERHEAD]


                                                           February 11, 1997

Board of Directors
Hemlock Federal Bank for Savings
5700 W. 159th Street
Oak Forest, Illinois 60452-3198

               RE: Federal Income Tax Opinion Relating To The Conversion Of Hemlock Federal Bank for Savings From A Federally-Chartered Mutual Savings Bank To A Federally-Chartered Stock Savings Bank Under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, As Amended

Gentlemen:

                  In accordance  with your request set forth  hereinbelow is the opinion of this firm relating to the federal income tax consequences of the conversion of Hemlock Federal Bank for Savings ("Mutual") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank ("Stock Bank") pursuant to the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

                  Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion dated September 10, 1996 (the "Plan").

                  The following assumptions have been made in connection with our opinions hereinbelow:

                  1. The Conversion is implemented in accordance with the terms of the Plan and all conditions precedent contained in the Plan shall be performed or waived prior to the consummation of the Conversion.



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February 11, 1997
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                  2. No amount of the savings  accounts  and deposits of Mutual, as of the Eligibility Record Date or the Supplemental Eligibility Record Date, will be excluded from participating in the liquidation account of Stock Bank. To the best of the knowledge of the management of Mutual there is not now, nor will there be at the time of the Conversion, any plan or intention, on the part of the depositors in Mutual to withdraw their deposits following the Conversion. Deposits withdrawn immediately prior to or immediately subsequent to the Conversion (other than maturing deposits) are considered in making these assumptions.

                  3. Holding Company and Stock Bank each have no plan or intention to redeem or otherwise acquire any of the Holding Company Conversion Stock to be issued in the proposed transaction.

                  4. Immediately following the consummation of the proposed transaction, Stock Bank will possess the same assets and liabilities as Mutual held immediately prior to the proposed transaction, plus substantially all of the net proceeds from the sale of its stock to Holding Company except for assets used to pay expenses of the Conversion. The liabilities transferred to Stock Bank were incurred by Mutual in the ordinary course of business.

                  5. No cash or property will be given to deposit account holders in lieu of Subscription Rights or an interest in the liquidation account of Stock Bank.

                  6. Following the Conversion, Stock Bank will continue to engage in its business in substantially the same manner as Mutual engaged in business prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.


                  7. There is no plan or intention for Stock Bank to be liquidated or merged with another corporation following the consummation of the Conversion.

                  8. The fair market value of each savings account plus an interest in the liquidation account of Stock Bank will, in each instance, be approximately equal to the fair market value of each savings account of Mutual plus the interest in the residual equity of Mutual surrendered in exchange therefor.


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Hemlock Federal Bank for Savings
February 11, 1997
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                   9.  Mutual,   Stock  Bank  and   Holding   Company  are  each
corporations within the meaning of Section 7701(a)(3) of the Code. Mutual and Stock Bank are domestic building and loan associations within the meaning of
Section 7701(a)(19)(C) of the Code.

                  10. Holding Company has no plan or intention to sell or otherwise dispose of the stock of Stock Bank received by it in the proposed transaction.

                  11. Both Stock Bank and Holding Company have no plan or intention, either currently or at the time of Conversion, to issue additional shares of common stock following the proposed transaction, other than shares that may be issued to employees and/or directors pursuant to certain stock option and stock incentive plans or that may be issued to employee benefit plans.

                  12. If all of the net proceeds from the sale of Holding Company Conversion Stock had been contributed by Holding Company to Stock Bank in exchange for common stock of Stock Bank in the transaction, as opposed to Holding Company retaining a portion of such net proceeds (the "retained proceeds"), and Stock Bank immediately thereafter made a distribution of the retained proceeds to Holding Company, Stock Bank would have sufficient current and accumulated earnings and profits for tax purposes such that the distribution would not result in the recapture of any portion of the bad debt reserves of Stock Bank under Section 593(e) of the Code.

                  13. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments and other payments in the normal course of business made by Mutual immediately preceding the transaction) will in the aggregate constitute less than 1% of the net assets of Mutual and any such expenses and distributions will be paid by Stock Bank from the proceeds of the sale of Holding Company Conversion Stock.

                  14. All distributions to deposit account holders in their capacity as deposit account holders (except for regular, normal interest payments made by Mutual), will, in the aggregate, constitute less than 1% of the fair market value of the net assets of Mutual.

                  15. At the time of the proposed transaction, the fair market value of the assets of Mutual on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liabilities to which such assets are subject. Mutual will have a positive regulatory net worth at the time of the Conversion.

                  16. Mutual is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. The proposed transaction does not involve



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Hemlock Federal Bank for Savings
February 11, 1997
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a receivership,  foreclosure,  or similar  proceeding  before a federal or state agency involving a financial institution to which Section 585 or 593 of the Code applies.

                  17.  Mutual's   Eligible   Account  Holders  and  Supplemental
Eligible Account Holders will pay expenses of the Conversion solely attributable to them, if any.

                  18. The liabilities of Mutual assumed by Stock Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by Mutual in the ordinary course of its business and are associated with the assets being transferred.

                  19. There will be no purchase price advantage for Mutual's deposit account holders who purchase Holding Company Conversion Stock.

                  20. Neither Mutual nor Stock Bank is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  21. None of the compensation to be received by any deposit account holder- employees of Mutual or Holding Company will be separate consideration for, or allocable to, any of their deposits in Mutual. No interest in the liquidation account of Stock Bank will be received by any deposit account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each deposit account holder-employee, during the twelve-month period preceding or subsequent to the Conversion, will be for services actually rendered and will be commensurate with amounts paid to the third parties bargaining at arm's-length for similar services. No shares of Holding Company Conversion Stock will be issued to or purchased by any deposit account holder-employee of Mutual or Holding Company at a discount or as compensation in the proposed transaction.

                  22. No creditors of Mutual or the depositors in their role as creditors, have taken any steps to enforce their claims against Mutual by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the Members prior to the Conversion of Mutual including depositors as the equity holders of Mutual.

                  23. The proposed transaction does not involve the payment to Stock Bank or Mutual of financial assistance from federal agencies within the meaning of Notice 89-102, 1989-40 C.B. 1.




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                  24.  On a per  share  basis,  the  purchase  price of  Holding
Company Conversion Stock will be equal to the fair market value of such stock at the time of the completion of the proposed transaction.

                  25. Mutual has received or will receive an opinion from Keller & Co. ("Appraiser's Opinion"), which concludes that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any ascertainable fair market value, since they are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Holding Company Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Public Offering Price for unsubscribed shares of Holding Company Conversion Stock.

                  26. Mutual will not have any net operating losses, capital loss carryovers or built- in losses at the time of the Conversion.

                  In addition, and as part of the Conversion, Holding Company and Mutual intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code (the "Foundation") and to donate to the Foundation $1,000,000. The establishment and funding of the Foundation as part of the Conversion is subject to the approval of the voting members of Mutual at the Special Meeting of Members. In the event that the Foundation does not receive the prerequisite approval, Mutual may determine to complete the Conversion without the Foundation.

                  The Plan of Conversion provides that the Foundation is being formed to further the Stock Bank's long-term commitment to its community. The Plan of Conversion states that the Foundation is intended to complement Mutual's existing community reinvestment activities so as to allow the local community to share in the growth and profitability of the Holding Company and the Stock Bank over the long term.

                  The Foundation will be dedicated to the promotion of charitable and educational purposes within Mutual's local community, including, but not limited to grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants and donations to assist charitable organizations or to fund projects within its local community of not less than five percent (5%) of the average fair value of the Foundation's assets each year.


                                     OPINION

                  Based solely on the assumptions set forth hereinabove and our analysis and examination of applicable federal income tax laws, rulings, regulations, judicial precedents and the Appraiser's Opinion, we are of the opinion that if the transaction is undertaken in accordance with the above assumptions:

                  (1) The Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Mutual nor Stock Bank will recognize any gain or loss as a result of the transaction (Rev. Rul. 80-105, 1980-1 C.B. 78). Mutual and Stock Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

                  (2) Stock Bank will recognize no gain or loss upon the receipt of money and other property, if any, in the Conversion, in exchange for its shares. (Section 1032(a) of the Code.)

                  (3) No gain or loss will be recognized by Holding Company upon the receipt of money for Holding Company Conversion Stock. (Section 1032(a) of the Code.)

                  (4) The basis of Mutual's assets in the hands of Stock Bank will be the same as the basis of those assets in the hands of Mutual immediately prior to the transaction. (Section 362(b) of the Code.)



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February 11, 1997
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                  (5) Stock Bank's  holding  period of the assets of Mutual will include the period during which such assets were held by Mutual prior to the Conversion. (Section 1223(2) of the Code).

                  (6) Stock Bank, for purposes of Section 381 of the Code, will be treated as if there had been no reorganization. The tax attributes of Mutual enumerated in Section 381(a) of the Code will be taken into account by Stock Bank as if there had been no reorganization. Accordingly, the tax year of Mutual will not end on the effective date of the Conversion. The part of the tax year of Mutual before the Conversion will be includible in the tax year of Stock Bank after the Conversion. Therefore, Mutual will not have to file a federal income tax return for the portion of the tax year prior to the Conversion. (Rev. Rul. 57-276, 1957-1 C.B. 126).

                  (7) Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Stock Bank, Subscription Rights and/or interests in the liquidation account of Stock Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or Subscription Rights received. The liquidation accounts will have nominal, if any, fair market value. Based solely on the accuracy of the conclusion reached in the Appraiser's Opinion, and our reliance on such opinion, that the Subscription Rights have no value at the time of distribution or exercise, no gain or loss will be required to be recognized by depositors upon receipt or distribution of Subscription Rights. (Section 1001 of the Code); See Paulsen v. Commissioner, 469 U.S. 131,139 (1985). Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the borrowers, directors, officers and employees of Mutual upon the distribution to them of Subscription Rights or upon the exercise or lapse of the Subscription Rights to acquire Holding Company Conversion Stock at fair market value; (b) no taxable income will be realized by the depositors of Mutual as a result of the exercise or lapse of the Subscription Rights to purchase Holding Company Conversion Stock at fair market value. Rev. Rul. 56-572, 1956-2 C.B. 182; and
(c) no taxable income will be realized by Mutual, Stock Bank or Holding Company on the issuance or distribution of Subscription Rights to depositors of Mutual to purchase shares of Holding Company Conversion Stock at fair market value. (Section 311 of the Code.)

                  Notwithstanding the Appraiser's Opinion, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Stock Bank may be taxable on the distribution of the Subscription Rights. (Section 311 of the Code). In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.


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                  (8) The creation of the liquidation  account on the records of
Stock Bank will have no effect on Mutual's or Stock Bank's taxable income, deductions, or additions to the reserve for bad debts under Section 593 of the Code, or distributions to shareholders under Section 593(e).

                  (9) Pursuant to the provisions of Section 381(c)(4) of the Code and Section 1.381(c)(4)-1(a)(1)(ii) of the Income Tax Regulations, Stock Bank will succeed to and take into account, immediately after the reorganization, the dollar amounts of those accounts of Mutual which represent bad debt reserves in respect of which Mutual has taken a bad debt deduction for taxable years ending on or before the date of the reorganization. The bad debt reserves will not be required to be restored to the gross income of either Mutual or Stock Bank as a result of the Conversion for the taxable year of the reorganization, and such bad debt reserves will have the same character in the hands of Stock Bank as they would have had in the hands of Mutual if no reorganization had occurred. No opinion is being expressed as to whether the bad debt reserves will be required to be restored to the gross income of either Mutual or Stock Bank for the taxable year of the transfer if Mutual or Stock Bank fails to meet the requirements of Section 593(a)(2) of the Code during such taxable year.

                  (10) A depositor's basis in the savings deposits of Stock Bank will be the same as the basis of his savings deposits in Mutual. (Section 1012 of the Code). Based upon the Appraiser's Opinion, the basis of the Subscription Rights will be zero. The basis of the interest in the liquidation account of Stock Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property, i.e., the fair market value of the proprietary interest in Mutual, which in this transaction we assume to be zero.

                  (11) The basis of Holding Company Conversion Stock to its shareholders will be the purchase price thereof. (Section 1012 of the Code).

                  (12) A shareholder's holding period for Holding Company Conversion Stock acquired through the exercise of the Subscription Rights shall begin on the date on which the Subscription Rights are exercised. (Section 1223(6) of the Code). The holding period for the Holding Company Conversion Stock purchase pursuant to the direct community offering, public offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168).

                  (13) Regardless of any book entries that are made for the establishment of a liquidation account, the reorganization will not diminish the accumulated earnings and profits of Mutual available for the subsequent distribution of dividends, within the meaning of Section 316 of the Code.
Section 1.312-11(b) and (c) of the Regulations. Stock Bank will succeed to and take into


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February 11, 1997
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account the earnings  and profits or deficit in earnings and profits,  of Mutual as of the date of Conversion.

                  The above opinions are effective to the extent that Mutual is solvent. No opinion is expressed about the tax treatment of the transaction if Mutual is insolvent. Whether or not Mutual is solvent will be determined at the end of the taxable year in which the transaction is consummated.

                  No opinion is expressed as to the tax treatment of the transaction under the provisions of any of the other sections of the Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

                                                 Respectfully submitted,

                                                 SILVER, FREEDMAN & TAFF, L.L.P.


                                                 /s/ Barry P. Taff, P.C.
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